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                                                                    Exhibit 99.1

                                   901 Lakeshore Drive, . Lake Charles, LA 70601
                                                             Phone: 337.436.9000
                                                               www.usunwired.com

[LOGO] US Unwired

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Contact: Ed Moise, Investor Relations
         (337) 310-3500

                        US UNWIRED TO OFFER TO EXCHANGE
          EXISTING 13.375% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2009
                         FOR CASH AND NEW SENIOR NOTES

LAKE CHARLES, LA (May 15, 2003)-- US Unwired Inc. (OTCBB: UNWR) today announced that it intends to offer to exchange any and all of its existing 13.375% Senior Subordinated Discount Notes due November 1, 2009 (the "Existing Notes") for $187.50 in cash and $185.00 in face amount of new senior notes per $1,000 face amount of Existing Notes, subject to the terms and conditions described in the confidential offering memorandum for the offer. The aggregate face amount of the outstanding Existing Notes is $400,000,000.

The new notes to be issued in the offer will be 13.375% Senior Discount Notes due on November 3, 2009 (or, in certain circumstances, on November 1, 2008) (the "New Notes"). The New Notes will be senior unsecured obligations of US Unwired Inc., will be guaranteed on a senior unsecured basis by all of the company's existing and future restricted subsidiaries and will rank senior to any Existing Notes (and guarantees thereof) that remain outstanding after the consummation of the offer.

The maximum amount of cash that will be paid to tendering holders in the offer is $37,500,000. To the extent that more than $200,000,000 in aggregate face amount of Existing Notes is tendered in the offer, the tendering holders of Existing Notes will be subject to proration and will receive cash in a prorated amount and additional New Notes in lieu of cash. The additional New Notes issuable to tendering holders in lieu of cash will have a face amount equal to the cash that would have been paid in the absence of proration so that the total amount of cash payable and face amount of New Notes issuable is $372.50 per $1,000 face amount of Existing Notes.

Of the cash being offered per $1,000 face amount of Existing Notes, $50.00 per $1,000 face amount of Existing Notes is an Early Participation Payment payable only in respect of Existing Notes that are validly tendered (and not withdrawn) prior to 5:00 p.m., New York City time, on May 30, 2003 (the "Early Participation Date"). Existing Notes tendered after the Early Participation Date will not receive the Early Participation Payment (and accordingly will receive $50.00 less in cash per $1,000 face amount of Existing Notes than Existing Notes tendered prior to the Early Participation Date).

The offer will expire at 5:00 p.m., New York City time, on June 16, 2003, unless extended.

The offer is subject to the receipt of majority consents from the lenders under the company's senior secured credit facility, the recommendation by a special committee of the company's board of directors of a new financing to fund the cash portion of the offer, the receipt of a fairness opinion from an investment banking firm with respect to the new financing, the completion of the new financing on terms acceptable to the company and certain other conditions.

The offer is not subject to the receipt of any consent from holders of the Existing Notes. However, in the event that at least a majority in face amount of the Existing Notes is tendered in the offer, substantially all restrictive covenants relating to the Existing Notes will be eliminated.

The offer is only being made inside the United States to investors who are qualified institutional buyers or accredited investors, and outside the United States to non-U.S. persons. The New Notes will be issued in a private placement, have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The company will enter into a registration rights agreement pursuant to which it will agree to file an exchange offer registration statement with the Securities and Exchange Commission under which the New Notes may be exchanged for registered notes having substantially identical terms.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction.

                                     -MORE-

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US Unwired To Offer To Exchange
Page 2
May 15, 2003

About US Unwired

US Unwired Inc., headquartered in Lake Charles, La., holds direct or indirect ownership interests in five PCS Affiliates of Sprint: Louisiana Unwired, Texas Unwired, Georgia PCS, IWO Holdings and Gulf Coast Wireless. Through Louisiana Unwired, Texas Unwired, Georgia PCS and IWO Holdings, US Unwired is authorized to build, operate and manage wireless mobility communications network products and services under the Sprint brand name in 67 markets, currently serving over 500,000 PCS customers. US Unwired's PCS territory includes portions of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee, Texas, Massachusetts, New Hampshire, New York, Pennsylvania, and Vermont. In addition, US Unwired provides cellular and paging service in southwest Louisiana. For more information on US Unwired and its products and services, visit the company's web site at http://www.usunwired.com. US Unwired is traded on the OTC Bulletin Board under the symbol "UNWR".

This press release may contain forward-looking statements. Forward-looking statements are statements about current and future business strategy, operations, capabilities, construction plan, construction schedule, financial projections, plans and objectives of management, expected actions of third parties and other matters. Forward-looking statements often include words like believes, belief, expects, plans, anticipates, intends, projects, estimates, may, might, would, or similar words. Forward-looking statements are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. Since these forward looking statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. Such factors include: the competitiveness of and the financial impact of Sprint wireless pricing plans, products and services; the ability of Sprint to provide back office, customer care and other services; consumer purchasing patterns; potential fluctuations in quarterly results; an adequate supply of subscriber equipment; risks related to our ability to compete with larger, more established businesses; rapid technological and market change; risks related to future growth and expansion; the ability to successfully complete the build-out of the IWO Holdings' network; the potential need for additional capital; future losses; the significant level of indebtedness of the companies; and volatility of US Unwired's stock price. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from those contained in this press release, please refer to Items 1 and 7 of US Unwired's Form 10-K for the period ended December 31, 2002 as filed with the Securities and Exchange Commission. US Unwired does not undertake to update or revise any forward-looking statement contained herein.

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